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                                                                      Exhibit 11

                           BROOKTROUT TECHNOLOGY, INC.

                     COMPUTATION OF INCOME PER COMMON SHARE
                (In thousands, except per share data, unaudited)


                                           Three Months Ended
                                                March 31,
                                           ------------------
                                             1996      1995
                                             ----      ----

Primary Income Per Share:

  Weighted average number of common and
    common equivalent shares outstanding:

      Common stock ......................    6,002    5,945

      Common equivalent shares resulting
        from options ....................      567      159
                                            ------   ------

          Total .........................    6,569    6,104
                                            ======   ======


Net income ..............................   $1,154   $  710
                                            ======   ======

Net income per common share .............   $ 0.18   $ 0.12
                                            ======   ======

Fully Diluted Income Per Share:

  Weighted average number of common and
    common equivalent shares outstanding:

      Common stock ......................    6,002    5,945

      Common equivalent shares resulting
        from options ....................      644      273
                                            ------   ------

          Total .........................    6,646    6,218
                                            ======   ======

Net income ..............................   $1,154   $  710
                                            ======   ======

Net income per common shares ............   $ 0.17   $ 0.11
                                            ======   ======